Exhibit 99.1

Contact:
Meredith Bandy	1.980.999.5168

Albemarle Reports First Quarter 2024 Results

CHARLOTTE, N.C. – May 1, 2024 - Albemarle Corporation (NYSE: ALB), a global leader in providing essential elements for mobility, energy, connectivity and health, today announced its results for the first quarter ended March 31, 2024.

First-Quarter 2024 and Recent Highlights
(Unless otherwise stated, all percentage changes represent year-over-year comparisons)

•Net sales of $1.4 billion, driven by Energy Storage volume growth as projects ramp
•Net income of $2 million, or ($0.08)(a) per diluted share attributable to common shareholders
•Adjusted diluted EPS attributable to common shareholders of $0.26
•Adjusted EBITDA(b) of $291 million
•On track to deliver more than $280 million target in productivity benefits in 2024; in Q1, delivered over $90 million in productivity and restructuring cost savings
•Conducted successful bidding events for spodumene concentrate and lithium carbonate, designed to promote price transparency and discovery
•Achieved 50% operating rate milestone at Kemerton I; commissioning at Meishan and ramp of the Salar Yield Improvement Project continue to progress well
•Reaffirmed FY 2024 corporate outlook considerations, including ranges based on lithium market price scenarios

(a)    After mandatory convertible preferred stock dividends
(b)    Beginning in 2024, Adjusted EBITDA definition includes Albemarle’s share of the pre-tax earnings of the Talison joint venture

“In the first quarter, our team demonstrated agility in dynamic market conditions by continuing to deliver solid volumetric growth, ramping new conversion facilities, and executing cost reduction and productivity improvements,” said Kent Masters, Albemarle’s chairman and CEO. “We have strengthened our competitive position, enhanced our financial flexibility, and started to increase lithium market price transparency. Our actions best position us to serve our core end-markets today and for the future.” Masters added, “We remain focused on disciplined capital allocation to deliver profitable organic growth and value for all stakeholders.”

2024 Total Corporate Outlook Considerations
The company maintains its prior full-year outlook, which is based on three lithium market price scenarios.

Total Corporate FY 2024E Including Energy Storage Scenarios
Observed market price case(a)	YE 2023	Q4 2023 average	H2 2023 average
Average lithium market price ($/kg LCE)(a)	~$15	~$20	~$25
Net sales	$5.5 - $6.2 billion	$6.1 - $6.8 billion	$6.9 - $7.6 billion
Adjusted EBITDA(b)(c)	$0.9 - $1.2 billion	$1.6 - $1.8 billion	$2.3 - $2.6 billion

(a)    Price represents blend of relevant Asia and China market indices for the periods referenced.
(b)    The company does not provide a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP, as the company is unable to estimate significant non-recurring or unusual items without unreasonable effort. See “Additional Information regarding Non-GAAP Measures” for more information.
(c)    Presented under updated adjusted EBITDA definition as of 2024. FY23 adjusted EBITDA under updated definition would be $3.5B. See Non-GAAP Reconciliations for further details.

2024 Other Corporate Outlook Considerations
Following the company’s public offering of depository shares representing an interest in its mandatory convertible preferred stock, interest and financing expenses are expected to be at the low end of the previous range of $180 to $220 million. The change in weighted-average common shares outstanding (diluted) reflects the recently issued shares of mandatory convertible preferred stock on an as-converted basis. The change to the adjusted effective tax rate range is related to geographic income mix and is dependent on the assumption of lithium market price. All other corporate outlook considerations are unchanged.

Other Corporate FY 2024E
Capital expenditures	$1.6 - $1.8 billion
Depreciation and amortization	$580 - $660 million
Adjusted effective tax rate	(5%) - 27%
Corporate costs	$120 - $150 million
Interest and financing expenses	$180 - $210 million
Weighted-average common shares outstanding (diluted)(d)	135 - 139 million
(d)    Each quarter, Albemarle will report the more dilutive of either: 1) adding the underlying shares in the mandatory to the share count or 2) reducing Albemarle’s net income to common shareholders by the mandatory dividend. The 20-day volume-weighted average common share price will be used in determining the underlying shares to be added to the share count.

First Quarter 2024 Results

In millions, except per share amounts	Q1 2024	Q1 2023	$ Change	% Change
Net sales	$1,360.7	$2,580.3	$(1,219.5)	(47.3)%
Net income attributable to Albemarle Corporation	$2.4	$1,238.6	$(1,236.1)	(99.8)%
Adjusted EBITDA(a)(b)	$291.2	$1,761.7	$(1,470.5)	(83.5)%
Diluted (loss) earnings per share attributable to common shareholders	$(0.08)	$10.51	$(10.59)	(100.8)%
Non-recurring and other unusual items(a)	0.34	(0.19)
Adjusted diluted earnings per share attributable to common shareholders(a)(c)	$0.26	$10.32	$(10.06)	(97.5)%

(a)    See Non-GAAP Reconciliations for further details.
(b)    For comparability, 2023 figures presented under adjusted EBITDA definition that the company adopted beginning in 2024.
(c)    Totals may not add due to rounding.

Net sales for the first quarter of 2024 were $1.4 billion compared to $2.6 billion for the prior-year quarter, a year-over-year decline of 47% that was driven primarily by lower pricing in Energy Storage. Net income attributable to Albemarle of $2 million decreased by $1.2 billion and adjusted EBITDA of $291 million declined by $1.5 billion from the prior-year quarter. The decline in earnings was primarily due to lower lithium market pricing, as well as additional margin compression due to inventory timing and reduced equity earnings at the Talison joint venture, which more than offset favorable volumes.

The effective income tax rate for the first quarter of 2024 was 2.2% compared to 23.9% in the same period of 2023. On an adjusted basis, the effective income tax rates were (12.4)% and 23.6% for the first quarter of 2024 and 2023, respectively, with the decrease primarily due to changes in the geographic income mix.

Energy Storage Results

In millions	Q1 2024	Q1 2023	$ Change	% Change
Net Sales	$800.9	$1,943.7	$(1,142.8)	(58.8)%
Adjusted EBITDA	$198.0	$1,567.7	$(1,369.7)	(87.4)%

Energy Storage net sales for the first quarter of 2024 were $801 million, a decrease of $1.1 billion, or 59%, due to lower pricing (-89%), which more than offset higher volumes (+31%) related to the ramp of lithium projects, including the La Negra III/IV expansion in Chile and the processing plant in Qinzhou, China, and sales of chemical-grade spodumene. Adjusted EBITDA of $198 million decreased $1.4 billion, driven by lower lithium market pricing, as well as margin compression due to inventory timing and reduced equity earnings at the Talison joint venture, which more than offset favorable volumes.

Specialties Results

In millions	Q1 2024	Q1 2023	$ Change	% Change
Net Sales	$316.1	$418.8	$(102.7)	(24.5)%
Adjusted EBITDA	$45.2	$162.2	$(117.0)	(72.1)%

Specialties net sales for the first quarter of 2024 were $316 million, a decrease of $103 million, or 25%, primarily due to lower prices (-19%) and lower volumes (-6%). Adjusted EBITDA of $45 million decreased $117 million. Both volumes and prices were impacted by weaker demand, particularly for consumer electronics.

Ketjen Results

In millions	Q1 2024	Q1 2023	$ Change	% Change
Net Sales	$243.8	$217.8	$26.0	11.9%
Adjusted EBITDA	$22.0	$14.5	$7.4	51.1%

Ketjen net sales of $244 million for the first quarter of 2024 were up 12% compared to the previous year due to higher volumes (+10%) and higher prices (+2%), primarily from clean fuel technologies. Adjusted EBITDA of $22 million increased $7 million largely due to higher sales and lower input costs.

Cash Flow and Capital Deployment
Cash from operations of $98 million for the first quarter of 2024 decreased $623 million versus the prior year period. The year-over-year decrease was driven by lower adjusted EBITDA and reduced dividends received from equity investments, partially offset by lower investment in working capital. Capital expenditures of $579 million increased by $164 million versus the prior-year period due to the timing of project spend.

On March 8, 2024, Albemarle completed a $2.3 billion public mandatory convertible preferred stock offering to fortify the balance sheet, enhance financial flexibility, and fund in-flight growth investments. Albemarle’s capital allocation priorities continue to focus on investing in its organic opportunities to drive profitable growth, maintaining its investment grade credit rating, and funding its dividends.

Balance Sheet and Liquidity
As of March 31, 2024, Albemarle had estimated liquidity of approximately $3.7 billion, including $2.1 billion of cash and equivalents, $1.5 billion available under its revolver and $124 million available under other credit lines. Total debt was $3.5 billion, representing a debt covenant net debt to adjusted EBITDA of approximately 0.9 times.

Earnings Call

Date:	Thursday, May 2, 2024
Time:	9:00 AM Eastern time
Dial-in (U.S.):	1-800-590-8290
Dial-in (International):	1-240-690-8800
Conference ID:	ALBQ1

The company’s earnings presentation and supporting material are available on Albemarle’s website at https://investors.albemarle.com.

About Albemarle
Albemarle Corporation (NYSE: ALB) leads the world in transforming essential resources into critical ingredients for mobility, energy, connectivity, and health. We partner to pioneer new ways to move, power, connect and protect with people and planet in mind. A reliable and high-quality global supply of lithium and bromine allow us to deliver advanced solutions for our customers. Learn more about how the people of Albemarle are enabling a more resilient world at albemarle.com and on X (formerly Twitter) @AlbemarleCorp.

Albemarle regularly posts information to www.albemarle.com, including notification of events, news, financial performance, investor presentations and webcasts, non-GAAP reconciliations, Securities and Exchange Commission (“SEC”) filings and other information regarding the company, its businesses and the markets it serves.

Forward-Looking Statements
This press release contains statements concerning our expectations, anticipations and beliefs regarding the future, which constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which are based on assumptions that we have made as of the date hereof and are subject to known and unknown risks and uncertainties, often contain words such as “anticipate,” “believe,” “estimate,” “expect,” “guidance,” “intend,” “may,” “outlook,” “scenario,” “should,” “would,” and “will”. Forward-looking statements may include statements regarding: our 2024 company and segment outlooks, including expected market pricing of lithium and spodumene and other underlying assumptions and outlook considerations; expected capital expenditure amounts and the corresponding impact on cash flow; market pricing of lithium carbonate equivalent and spodumene; anticipated timing of the commissioning of the Meishan China lithium conversion facility; plans and expectations regarding other projects and activities, cost reductions and accounting charges, and all other information relating to matters that are not historical facts. Factors that could cause Albemarle’s actual results to differ materially from the outlook expressed or implied in any forward-looking statement include: changes in economic and business conditions; financial and operating performance of customers; timing and magnitude of customer orders; fluctuations in lithium market prices; production volume shortfalls; increased competition; changes in product demand; availability and cost of raw materials and energy; technological change and development; fluctuations in foreign currencies; changes in laws and government regulation; regulatory actions, proceedings, claims or litigation; cyber-security breaches, terrorist attacks, industrial accidents or natural disasters; political unrest; changes in inflation or interest rates; volatility in the debt and equity markets; acquisition and divestiture transactions; timing and success of projects; performance of Albemarle’s partners in joint ventures and other projects; changes in credit ratings; and the other factors detailed from time to time in the reports Albemarle files with the SEC, including those described under “Risk Factors” in Albemarle’s most recent Annual Report on Form 10-K and any subsequently filed Quarterly Reports on Form 10-Q, which are filed with the SEC and available on the investor section of Albemarle’s website (investors.albemarle.com) and on the SEC’s website at www.sec.gov. These forward-looking statements speak only as of the date of this press release. Albemarle assumes no obligation to provide any revisions to any forward-looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

Albemarle Corporation and Subsidiaries
Consolidated Statements of Income
(In Thousands Except Per Share Amounts) (Unaudited)

	Three Months Ended
	March 31,
	2024	2023
Net sales	$1,360,736	$2,580,252
Cost of goods sold	1,321,798	1,303,712
Gross profit	38,938	1,276,540
Selling, general and administrative expenses	194,912	154,306
Research and development expenses	23,532	20,471
Operating (loss) profit	(179,506)	1,101,763
Interest and financing expenses	(37,969)	(26,777)
Other income, net	49,901	82,492
(Loss) income before income taxes and equity in net income of unconsolidated investments	(167,574)	1,157,478
Income tax (benefit) expense	(3,721)	276,963
(Loss) income before equity in net income of unconsolidated investments	(163,853)	880,515
Equity in net income of unconsolidated investments (net of tax)	180,500	396,188
Net income	16,647	1,276,703
Net income attributable to noncontrolling interests	(14,199)	(38,123)
Net income attributable to Albemarle Corporation	2,448	1,238,580
Mandatory convertible preferred stock dividends	(11,584)	—
Net (loss) income attributable to Albemarle Corporation common shareholders	$(9,136)	$1,238,580
Basic (loss) earnings per share attributable to common shareholders	$(0.08)	$10.57
Diluted (loss) earnings per share attributable to common shareholders	$(0.08)	$10.51

Weighted-average common shares outstanding – basic	117,451	117,232
Weighted-average common shares outstanding – diluted	117,451	117,841

Albemarle Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(In Thousands) (Unaudited)

	March 31,	December 31,
	2024	2023
ASSETS
Current assets:
Cash and cash equivalents	$2,055,813	$889,900
Trade accounts receivable	874,038	1,213,160
Other accounts receivable	438,507	509,097
Inventories	1,904,827	2,161,287
Other current assets	549,540	443,475
Total current assets	5,822,725	5,216,919
Property, plant and equipment	12,587,763	12,233,757
Less accumulated depreciation and amortization	2,831,728	2,738,553
Net property, plant and equipment	9,756,035	9,495,204
Investments	1,259,001	1,369,855
Other assets	329,283	297,087
Goodwill	1,613,534	1,629,729
Other intangibles, net of amortization	251,755	261,858
Total assets	$19,032,333	$18,270,652
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable to third parties	$1,165,955	$1,537,859
Accounts payable to related parties	129,613	550,186
Accrued expenses	454,600	544,835
Current portion of long-term debt	5,076	625,761
Dividends payable	58,354	46,666
Income taxes payable	237,098	255,155
Total current liabilities	2,050,696	3,560,462
Long-term debt	3,519,453	3,541,002
Postretirement benefits	26,382	26,247
Pension benefits	145,067	150,312
Other noncurrent liabilities	833,548	769,100
Deferred income taxes	657,468	558,430
Commitments and contingencies
Equity:
Albemarle Corporation shareholders’ equity:
Common stock	1,175	1,174
Mandatory convertible preferred stock	2,235,379	—
Additional paid-in capital	2,962,585	2,952,517
Accumulated other comprehensive loss	(597,205)	(528,526)
Retained earnings	6,930,868	6,987,015
Total Albemarle Corporation shareholders’ equity	11,532,802	9,412,180
Noncontrolling interests	266,917	252,919
Total equity	11,799,719	9,665,099
Total liabilities and equity	$19,032,333	$18,270,652

Albemarle Corporation and Subsidiaries
Selected Consolidated Cash Flow Data
(In Thousands) (Unaudited)

	Three Months Ended March 31,
	2024	2023
Cash and cash equivalents at beginning of year	$889,900	$1,499,142
Cash flows from operating activities:
Net income	16,647	1,276,703
Adjustments to reconcile net income to cash flows from operating activities:
Depreciation and amortization	123,751	87,271
Stock-based compensation and other	9,317	10,540
Equity in net income of unconsolidated investments (net of tax)	(180,500)	(396,188)
Dividends received from unconsolidated investments and nonmarketable securities	50,756	547,552
Pension and postretirement expense	1,273	1,954
Pension and postretirement contributions	(4,824)	(2,825)
Realized loss on investments in marketable securities	33,746	—
Unrealized loss (gain) on investments in marketable securities	6,737	(45,732)
Deferred income taxes	116,447	14,098
Working capital changes	(52,320)	(764,071)
Other, net	(23,076)	(8,322)
Net cash provided by operating activities	97,954	720,980
Cash flows from investing activities:
Capital expenditures	(579,322)	(415,608)
Sales (purchases) of marketable securities, net	84,893	(122,267)
Investments in equity investments and nonmarketable securities	(74)	(1,133)
Net cash used in investing activities	(494,503)	(539,008)
Cash flows from financing activities:
Proceeds from issuance of mandatory convertible preferred stock	2,236,750	—
Repayments of long-term debt and credit agreements	(29,019)	—
Proceeds from borrowings of long-term debt and credit agreements	29,019	—
Other debt repayments, net	(620,753)	(713)
Dividends paid to shareholders	(46,908)	(46,282)
Dividends paid to noncontrolling interests	—	(53,145)
Proceeds from exercise of stock options	86	81
Withholding taxes paid on stock-based compensation award distributions	(10,619)	(18,617)
Other	(1,256)	—
Net cash provided by (used in) financing activities	1,557,300	(118,676)
Net effect of foreign exchange on cash and cash equivalents	5,162	24,296
Increase in cash and cash equivalents	1,165,913	87,592
Cash and cash equivalents at end of period	$2,055,813	$1,586,734

Albemarle Corporation and Subsidiaries
Consolidated Summary of Segment Results
(In Thousands) (Unaudited)

	Three Months Ended
	March 31,
	2024	2023
Net sales:
Energy Storage	$800,898	$1,943,682
Specialties	316,065	418,778
Ketjen	243,773	217,792
Total net sales	$1,360,736	$2,580,252

Adjusted EBITDA:
Energy Storage	$197,996	$1,567,692
Specialties	45,181	162,158
Ketjen	21,979	14,543
Total segment adjusted EBITDA	265,156	1,744,393
Corporate	26,080	17,311
Total adjusted EBITDA	$291,236	$1,761,704

See accompanying non-GAAP reconciliations below.

Additional Information regarding Non-GAAP Measures

It should be noted that adjusted net income attributable to Albemarle Corporation, adjusted net income attributable to Albemarle Corporation common shareholders, adjusted diluted earnings per share attributable to common shareholders, non-operating pension and other post-employment benefit (“OPEB”) items per diluted share, non-recurring and other unusual items per diluted share, adjusted effective income tax rates, EBITDA, adjusted EBITDA (on a consolidated basis), EBITDA margin and adjusted EBITDA margin are financial measures that are not required by, or presented in accordance with, accounting principles generally accepted in the United States, or GAAP. These non-GAAP measures should not be considered as alternatives to Net income attributable to Albemarle Corporation (“earnings”) or other comparable measures calculated and reported in accordance with GAAP. These measures are presented here to provide additional useful measurements to review the company’s operations, provide transparency to investors and enable period-to-period comparability of financial performance. The company’s chief operating decision maker uses these measures to assess the ongoing performance of the company and its segments, as well as for business and enterprise planning purposes.

A description of other non-GAAP financial measures that Albemarle uses to evaluate its operations and financial performance, and reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP can be found on the following pages of this press release, which is also is available on Albemarle’s website at https://investors.albemarle.com. The company does not provide a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP, as the company is unable to estimate significant non-recurring or unusual items without unreasonable effort. The amounts and timing of these items are uncertain and could be material to the company's results calculated in accordance with GAAP.

ALBEMARLE CORPORATION AND SUBSIDIARIES
Non-GAAP Reconciliations
(Unaudited)
See below for a reconciliation of adjusted net income attributable to Albemarle Corporation, adjusted net income attributable to Albemarle Corporation common shareholders, EBITDA and adjusted EBITDA (on a consolidated basis), which are non-GAAP financial measures, to Net income attributable to Albemarle Corporation (“earnings”), the most directly comparable financial measure calculated and reported in accordance with GAAP. Adjusted net income attributable to Albemarle Corporation common shareholders is defined as net income after mandatory convertible preferred stock dividends, but before the non-recurring, other unusual and non-operating pension and other post-employment benefit (OPEB) items as listed below. The non-recurring and unusual items may include acquisition and integration related costs, gains or losses on sales of businesses, restructuring charges, facility divestiture charges, certain litigation and arbitration costs and charges, and other significant non-recurring items. EBITDA is defined as net income attributable to Albemarle Corporation before interest and financing expenses, income tax expense, and depreciation and amortization. Adjusted EBITDA is defined as EBITDA plus or minus the proportionate share of Windfield Holdings income tax expense, non-recurring, other unusual and non-operating pension and OPEB items as listed below.

	Three Months Ended
	March 31,
	2024		2023
In thousands, except percentages and per share amounts	$	% of net sales	$	% of net sales
Net income attributable to Albemarle Corporation	$2,448		$1,238,580
Add back:
Non-operating pension and OPEB items (net of tax)	(351)		374
Non-recurring and other unusual items (net of tax)	40,044		(22,774)
Adjusted net income attributable to Albemarle Corporation	42,141		1,216,180
Mandatory convertible preferred stock dividends	(11,584)		—
Adjusted net income attributable to Albemarle Corporation common shareholders	$30,557		$1,216,180

Adjusted diluted earnings per share attributable to common shareholders	$0.26		$10.32

Adjusted weighted-average common shares outstanding – diluted	117,668		117,841

Net income attributable to Albemarle Corporation	$2,448	0.2%	$1,238,580	48.0%
Add back:
Interest and financing expenses	37,969	2.8%	26,777	1.0%
Income tax (benefit) expense	(3,721)	(0.3)%	276,963	10.7%
Depreciation and amortization	123,751	9.1%	87,271	3.4%
EBITDA	160,447	11.8%	1,629,591	63.2%
Proportionate share of Windfield income tax expense	73,689	5.4%	165,985	6.4%
Non-operating pension and OPEB items	(325)	—%	601	—%
Non-recurring and other unusual items	57,425	4.2%	(34,473)	(1.3)%
Adjusted EBITDA	$291,236	21.4%	$1,761,704	68.3%

Net sales	$1,360,736		$2,580,252

Non-operating pension and OPEB items, consisting of mark-to-market actuarial gains/losses, settlements/curtailments, interest cost and expected return on assets, are not allocated to Albemarle’s operating segments and are included in the Corporate category. In addition, the company believes that these components of pension cost are mainly driven by market performance, and the company manages these separately from the operational performance of the company’s businesses. In accordance with GAAP, these non-operating pension and OPEB items are included in Other income, net. Non-operating pension and OPEB items were as follows (in thousands):

	Three Months Ended
	March 31,
	2024	2023
Interest cost	$8,505	$9,010
Expected return on assets	(8,830)	(8,409)
Total	$(325)	$601

In addition to the non-operating pension and OPEB items disclosed above, the company has identified certain other items and excluded them from Albemarle’s adjusted net income calculation for the periods presented. A listing of these items, as well as a detailed description of each follows below (per diluted share):

	Three Months Ended
	March 31,
	2024	2023
Restructuring and other charges(1)	$0.23	$—
Acquisition and integration related costs(2)	0.01	0.03
Loss (gain) in fair value of public equity securities(3)	0.35	(0.29)
Other(4)	(0.15)	0.04
Tax related items(5)	(0.10)	0.03
Total non-recurring and other unusual items	$0.34	$(0.19)

(1)In January 2024, the Company announced it was taking measures to unlock near term cash flow and generate long-term financial flexibility by re-phasing organic growth investments and optimizing its cost structure. As a result, the Company recorded severance costs for employees in Corporate and each of the businesses, and losses related to the cancellation of certain capital expenditure projects. During the three months ended March 31, 2024, $33.5 million of these expenses were recorded in Selling, general and administrative expenses and $2.8 million were recorded in Other income, net ($27.0 million after income taxes, or $0.23 per share). The severance has primarily been paid, with the remainder to be paid in 2024.

(2)Costs related to the acquisition, integration and divestitures for various significant projects, recorded in Selling, general and administrative expenses for the three months ended March 31, 2024 and 2023 were $1.9 million and $5.1 million ($1.5 million and $4.0 million after income taxes, or $0.01 and $0.03 per share), respectively.
.
(3)Loss of $33.7 million and $9.4 million recorded in Other income, net resulting from the sale of investments in public equity securities and the change in fair value of investments in public equity securities, respectively, for the three months ended March 31, 2024 ($41.1 million after income taxes, or $0.35 per share). Gain of $45.8 million ($34.4 million after income taxes, or $0.29 per share) recorded in Other income, net for the three months ended March 31, 2023, resulting from the increase in fair value of investments in public equity securities.

(4)Other adjustments for the three months ended March 31, 2024 included amounts recorded in:
•Cost of goods sold - $1.4 million of expenses related to non-routine labor and compensation related costs that are outside normal compensation arrangements.
•Selling, general and administrative expenses - $0.1 million of expenses related to certain legal costs.
•Other income, net - $17.3 million gain primarily from the sale of assets at a site not part of our operations, an $8.7 million gain from PIK dividends of preferred equity in a Grace subsidiary and a $2.4 million gain primarily resulting from the adjustment of indemnification related to a previously disposed business, partially offset by $2.9 million of charges for asset retirement obligations at a site not part of our operations.
After income taxes, these net gains totaled $17.3 million, or $0.15 per share.

Other adjustments for the three months ended March 31, 2023 included amounts recorded in:

•Selling, general and administrative expenses - $1.9 million of charges primarily for environmental reserves at sites not part of our operations and $0.7 million of facility closure expenses related to offices in Germany.
•Other income, net - $3.6 million of asset retirement obligation charges primarily for a site not part of our operations.
After income taxes, these net charges totaled $4.8 million, or $0.04 per share.

(5)Included in Income tax benefit for the three months ended March 31, 2024 are discrete net tax benefits of $12.3 million, or $0.10 per share primarily related to the reduction in a foreign tax reserve and excess tax benefits realized from stock-based compensation arrangements.

Included in Income tax expense for the three months ended March 31, 2023 are discrete net tax expenses of $2.9 million, or $0.03 per share primarily related to foreign return to provisions offset by excess tax benefits realized from stock-based compensation arrangements.

See below for a reconciliation of the adjusted effective income tax rate, the non-GAAP financial measure, to the effective income tax rate, the most directly comparable financial measure calculated and reported in accordance with GAAP (in thousands, except percentages).

	Income before income taxes and equity in net income of unconsolidated investments	Income tax expense	Effective income tax rate
Three months ended March 31, 2024
As reported	$(167,574)	$(3,721)	2.2%
Non-recurring, other unusual and non-operating pension and OPEB items	57,100	17,407
As adjusted	$(110,474)	$13,686	(12.4)%

Three months ended March 31, 2023
As reported	$1,157,478	$276,963	23.9%
Non-recurring, other unusual and non-operating pension and OPEB items	(33,872)	(11,472)
As adjusted	$1,123,606	$265,491	23.6%

As noted above, beginning in 2024, the company changed its definition of adjusted EBITDA for financial accounting purposes. The updated definition includes Albemarle’s share of the pre-tax earnings of the Talison joint venture, whereas the prior definition included Albemarle’s share of Talison earnings net of tax. See below for a reconciliation of adjusted EBITDA (on a consolidated basis), the non-GAAP financial measure, to Net income attributable to Albemarle Corporation (“earnings”), the most directly comparable financial measure calculated and reported in accordance with GAAP, as if it were presented under the new definition for the year ended December 31, 2023.

Net income attributable to Albemarle Corporation	$1,573,476
Depreciation and amortization	429,944
Interest and financing expenses	116,072
Income tax expense	430,277
Proportionate share of Windfield income tax expense	779,703
Gain on sale of business/interest in properties, net	(71,190)
Acquisition and integration related costs	26,767
Goodwill impairment	6,765
Non-operating pension and OPEB items	(7,971)
Mark-to-market gain on public equity securities	44,732
Legal accrual	218,510
Other	(1,097)
Total adjusted EBITDA	$3,545,988